Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated June 30, 2026, with respect to the consolidated financial statements of Accelevation LLC and Accelevation Holding Company, LLC contained in the
Registration Statement and Prospectus. We consent to the use of the aforementioned report in the
Registration Statement and Prospectus, and to the use of our name as it appears under the caption
“Experts.”
/s/ GRANT THORNTON LLP
Cincinnati, Ohio
September 22, 2026